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                         AGREEMENT OF PURCHASE AND SALE

                                 By and Between

                  PRINCETON MEDICAL MANAGEMENT NORTHEAST, INC.

                                       and

                      VALLEY FORGE DENTAL ASSOCIATES, INC.

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                                TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

                Recitals...............................................      1

        I       Purchase and Sale of the Assets........................      1
       II       Representations, Warranties, Covenants
                  and Agreements of the Seller.........................      5
      III       Representations, Warranties, Covenants
                  and Agreements of the Purchaser......................     19
       IV       Additional Covenants of the Seller and
                  the Purchaser........................................     20
        V       Closing................................................     23
       VI       Conditions to the Seller's Obligation to
                  Close................................................     23
      VII       Conditions to the Purchaser's
                  Obligation to Close..................................     25
     VIII       Indemnification........................................     27
       IX       Brokers and Finders....................................     30
        X       Transfer of Name.......................................     30
       XI       Miscellaneous..........................................     30

                Signatures.............................................     34

                                    SCHEDULES

        I.      EXCLUDED ASSETS
       II.      ASSUMED LIABILITIES
      III.      CONTINGENT PAYMENTS
       IV.      ALLOCATION OF PURCHASE PRICE

                                    EXHIBITS

        A.      FORM OF PROMISSORY NOTE
        B.      CERTAIN CONSENTS, LINES, CONTRACTS, PERMITS AND
                OTHER MATTERS
        C.      FINANCIAL STATEMENTS
        D.      CERTAIN EMPLOYEES OF THE BUSINESS
        E.      EMPLOYEE BENEFIT PLANS
        F.      INTELLECTUAL PROPERTY RIGHTS
        G.      BANK ACCOUNTS
        H-1.    FORM OF EMPLOYMENT AGREEMENT - JONATHAN NASH,
                  D.D.S.
        H-2.    FORM OF MODIFICATION AGREEMENT
        I.      FORM OF ASSIGNMENT OF LEASE
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                     PRINCETON DENTAL MANAGEMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        Under the terms of the transaction, the Company issued a warrant to purchase 100 shares of Series B Preferred Stock. The Series B Preferred Stock entitles Amsterdam Equities Limited (Amsterdam), after the occurrence of an event of default, to elect a Class B director who would have super-majority voting powers on the Company's Board of Directors.

        The Convertible Debt and Preferred Stock may be converted into common stock of the Company, at the sole option of the Investor Group, at various conversion rates as set forth in the conversion formula contained in the Financing Arrangements. Conversion pursuant to such conversion formula would result in a conversion price per share of the Company's common stock significantly below present market levels.

        In addition, pursuant to the terms of the Financing Arrangements, the Company issued to the holders of the Convertible Debt and the Preferred Stock warrants to purchase shares of common stock at an exercise price of $.50 per share (subsequently reduced to $.05 per share, subject to adjustment, under the terms of the Modification Agreement). The Investor Group may exercise the warrants only upon the occurrence of an event of default under the terms of certain minimum financial goals, as defined in the Financing Arrangements. As of December 31, 1997, the Company was in default under the Financing Agreement and the stated financial goals were not met, and, accordingly, the default warrants are exercisable by the Investor Group upon payment of the exercise price. Should the Company cure the default and meet the minimum financial goals, the default warrants would not be exercisable. The cumulative effect of the issuance of shares pursuant to the default warrant and conversion of all Convertible Debt and Preferred Stock could result in ownership by the Investor Group of approximately 85% of the Company's total issued and outstanding common stock. To date, the Investor Group has taken no steps to exercise these default warrants.

        In August 1996, the Company entered into a Letter Agreement by and among the Company, Dr. Charles R. Mitchell, a former President of the Company; the former Consultants to the Company, certain directors of the Company and the Investor Group. Under the Letter Agreement, the Series B Preferred Stock was amended to be immediately effective and Class B Preferred Stock was issued to Amsterdam. The Class B Preferred Stock entitled Amsterdam to elect a Director to the Board of Directors of the Company who would have super majority voting powers. In effect, the Class B director appointed by Amsterdam shall have the number of votes on the Board of Directors as the current Board currently holds, plus one vote. The amendment and activation of the Class B Preferred Stock occurred upon the satisfaction of the following two conditions: (i) delivery to the Company of a notice, pursuant to which the Investor Group would convert an aggregate amount of $700,000 of currently outstanding Convertible Debt and Preferred Stock into the Company's Common Stock in accordance with the contractual terms of the Financing Arrangements and (ii) upon the advance to the Company of an additional $200,000 pursuant to the Financing Arrangements.


                                                                     (continued)

                     PRINCETON DENTAL MANAGEMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



        In connection with the issuance of the Class B Preferred Stock, the provision of additional funding and conversion of debt, the Consultants and certain directors of the Company agreed to forfeit, on a pro rata basis, an aggregate amount of 60,000 options and warrants to purchase the Company's Common Stock.

        Pursuant to a Modification Agreement (Modified Agreement) entered into between the Investor Group and the Company dated July 1, 1997, the Investor Group agreed, conditioned upon continued listing by the Company on the Nasdaq SmallCap Market and similar concessions by another significant Company creditor, to waive all accumulated and ongoing interest and/or dividends on the Convertible Debt/Preferred Stock for the period from January 1, 1997 through December 31, 1997.

        The Convertible Debt is secured by substantially all assets of the Company and requires the Company to comply with certain financial and non-financial debt covenants.

        At December 31, 1997, the Company was in violation of certain debt covenants. As such, the Company has classified the Convertible Debt as a current liability. To date, the Investor Group has not made formal claim under the debt covenant violation.

(15)    GOING CONCERN

        As shown in the accompanying consolidated financial statements, the Company has incurred minimal profit and recurring losses from operations resulting in cash flow problems. Additionally, the Company is in default with regards to the Convertible Debt. To date, the Investor Group has not demanded payment. These factors raise doubt about the Company's ability to continue as a going concern.

        Management has instituted a cost reduction program, has sold economically inefficient practices and is emphasizing operational efficiencies. In addition, the Financing Arrangements (Note 14), could, at the discretion of the Investor Group, provide adequate funds for working capital, debt refinancing and future acquisitions. Additional funding from the Investor Group, however, cannot be assured.


(16)    SUBSEQUENT EVENT

        During fiscal year 1997, the Company failed to meet certain financial covenants related to the Financing Arrangements which has resulted in the ability of the Investor Group to exercise warrants to purchase approximately 1,000,000 shares of common stock at approximately $.05 per share effective January 1, 1998 (Note 14). To date, the Investor Group has not formally indicated an intent to exercise these warrants.

EXHIBIT 10.58

                   ALLONGE AND FIFTH AMENDMENT TO ACQUISITION
                                 PROMISSORY NOTE


        This Allonge and Fifth Amendment to Acquisition Promissory Note ("Amendment") is made effective as of the 25th day of August, 1997 between Princeton Dental Management Corporation, a Delaware corporation ("PDMC"), Mason Dental Midwest, Inc. ("Mason") (PDMC and Mason are hereinafter collectively referred to as the "Maker"), and the Constituent Shareholders of the Delaware corporation formerly known as Mason Dental, Inc. (the Constituent Shareholders are collectively referred to as the "Holder").

                                    RECITALS

        A. Maker has previously executed in favor of Holder that certain Acquisition Promissory Note dated December 31, 1993 in the initial principal amount of $1,350,000.00, as subsequently amended ("Acquisition Promissory Note").

        B. Maker and Holder desire to further amend the Acquisition Promissory Note to reflect certain agreements reached by Maker and Holder.

                                   AGREEMENTS

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Unless otherwise defined herein, all capitalized terms used herein which are defined in the Acquisition Promissory Note shall have the meanings assigned to them in the Acquisition Promissory Note.

                  2. Effective immediately, the presently outstanding principal amount of the Acquisition Promissory Note is reduced by One Hundred and Fifty Thousand United States Dollars (US $150,000.00). In full and final consideration for such reduction and forgiveness of debt, PDMC agrees to proceed to immediately issue 53,381 shares of PDMC Common Stock (the "Stock") to the Constituent Shareholders. The Stock shall not be registered under the Securities Act of 1933 or any state securities laws, and shall be restricted stock issued pursuant to an applicable exemption from registration. The Stock shall be an aggregate of 53,381 shares, but shall otherwise be issued to such individuals and in such amounts as shall be set forth in a written direction provided to PDMC and executed on behalf of the Constituent Shareholders with due authorization.

                  3. The existing Section 20 of the Acquisition Promissory Note is amended and restated in its entirety as follows:
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                  "20. Principal-Only Payments/Waiver of Interest.
Notwithstanding anything contained in this Note to the contrary, the Maker shall be required to make payments of principal only for the period from July 1, 1997 through June 30, 1998 (the "Waiver Period"). Interest payments shall be waived during the Waiver Period and interest shall not accrue during the Waiver Period. Provided, however, that the parties acknowledge that this Amendment is being entered into, in part, in consideration of a waiver, subject to certain terms and conditions, of accrued and ongoing interest by Amsterdam Equities Limited and Frank Leonard Laport (and certain entities related to Mr. Laport) for the period from January 1, 1997 through December 31, 1997 ("Group Interest Waiver"), and, in the event that the Group Interest Waiver fails to occur, than, in such event, the Holder may, upon thirty (30) days written notice to the Maker, declare this Amendment terminated effective as of the effective date of such notice."

        Except as specifically amended by this Amendment, the Acquisition Promissory Note shall remain in full force and effect.

        This Amendment may be executed in counterparts.

        IN WITNESS WHEREOF, the parties have executed this Allonge and Fifth Amendment to Acquisition Promissory Note as of the date first written above.


PRINCETON DENTAL MANAGEMENT CORPORATION



By:___________________________________
   Frank Leonard Laport, CEO


MASON DENTAL MIDWEST, INC.



By:___________________________________
   Gary Lockwood, President


CONSTITUENT SHAREHOLDERS


By: ______________________

Their: Authorized Representative

STATE OF MICHIGAN)

COUNTY OF _____ )

        I, ________________________, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY that Gary Lockwood, personally known to me to be the President of Mason Dental Midwest, Inc., appeared before me this day in person and acknowledged that as such officer he signed and delivered such instrument as his free and voluntary act and with due authorization, and as the free and voluntary act of the Company, for the uses and purposes therein set forth.

        Given under my hand and seal this ___ day of August, 1997.



                                                        ________________________
                                                        NOTARY PUBLIC


My Commission expires __________.



STATE OF ILLINOIS)

COUNTY OF COOK   )

        I, ______________________, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY that Frank Leonard Laport, personally known to me to be the Chairman of the Board and CEO of Princeton Dental Management Corporation, appeared before me this day in person and acknowledged that he signed and delivered such instrument as his free and voluntary act and with due authorization, and as the free and voluntary act of the Company, for the uses and purposes therein set forth.

        Given under my hand and seal this ___ day of August, 1997.


                                                        ________________________
                                                        NOTARY PUBLIC


My Commission expires __________.

STATE OF MICHIGAN)

COUNTY OF _____ )

        I, ________________________, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY that _____________, personally known to me to be one of the Constituent Shareholders, appeared before me this day in person and acknowledged that as such officer he signed and delivered such instrument as his free and voluntary act and with due authorization, and as the free and voluntary act and with due authorization of a majority in interest of the Constituent Shareholders, for the uses and purposes therein set forth.

        Given under my hand and seal this ___ day of August, 1997.



                                                        ________________________
                                                        NOTARY PUBLIC


My Commission expires __________.

EXHIBIT 10.59


                         AGREEMENT OF PURCHASE AND SALE


        THIS AGREEMENT made as of the 1st day of May, 1997 by and between Princeton Medical Management Northeast, Inc., a Florida corporation (the "Seller"), and Valley Forge Dental Associates, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

        WHEREAS, the Seller, together with Century Dental Center, P.C., a Pennsylvania professional corporation ("Century Dental"), is engaged in the business of operating and managing a dental practice under the name "Century Dental Center" which provides dental services and related activities at one (1) facility in the city of Springfield in the Commonwealth of Pennsylvania (such activities being hereinafter referred to as the "Business"); and

        WHEREAS, the Purchaser (or its designee) desires to acquire from the Seller certain assets of the Seller described in Section I(C)(i) hereof (the "Assets") and to assume certain liabilities and contractual obligations of the Seller as described in Section I(C)(ii) hereof (the "Assumed Liabilities"), and the Seller desires to sell or assign the Assets and to assign the Assumed Liabilities to the Purchaser (or its designee), on the terms and subject to the conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


                                    SECTION I

                         PURCHASE AND SALE OF THE ASSETS

                  A. Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing (as hereinafter defined):

                    (i) The Seller agrees to sell, assign and convey to the Purchaser (or its designee), and the Purchaser (or its designee) agrees to purchase, acquire and accept from the Seller, the Assets.
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                                                                               2


                    (ii) The Seller agrees to assign to the Purchaser (or its designee) and the Purchaser (or its designee) agrees to accept and assume from the Seller, the Assumed Liabilities. The Purchaser (and its designee) shall not assume and shall have no responsibility with respect to, and shall be indemnified by the Seller against any and all liabilities or obligations of the Seller, other than the Assumed Liabilities.

                  B.Purchase Price. The purchase price (the "Purchase Price") for the Assets is (i) $355,109.38 and (ii) the contingent payments, if earned (the "Contingent Payments"), provided for in Section I(D) hereof. The Purchase Price payable at the Closing shall be made by (a) delivery to the Seller of $234,585.87 in immediately available funds by means of a wire transfer to an account designated by the Seller, (b) at the direction of the Seller, delivery to First Republic Bank ("First Republic") of $61,655.25 in immediately available funds by means of a wire transfer to an account designated by First Republic,
(c) at the direction of the Seller, delivery to Jonathan D. Nash, D.D.S., P.C. f/k/a Century Dental Center I, P.C. ("Century") of $29,434.13 in immediately available funds by means of a wire transfer to an account designated by Century and (d) delivery of an 8% promissory note of the Purchaser in the principal amount of $29,434.13 in the form of Exhibit A attached hereto.

                  C. Assets; Assumed Liabilities.

                    (i) The Assets shall consist of all assets, business, contract rights, patient records, financial books and financial records, other books and records and good will, of every kind and nature, real, personal, and mixed, tangible and intangible, wherever located, of the Seller used in or in any way related to the Business as conducted by the Seller, including, but not limited to, inventory and supplies, prepaid expenses, deposits, tradenames, trademarks, patents, copyrights, inventions, books and records, patient files, and all other agreements and arrangements necessary for the uninterrupted and continuing operation of the Business, except for the assets listed in Schedule I hereto (the "Excluded Assets").

                    (ii) The Assumed Liabilities shall consist of and shall be limited solely to the obligations and liabilities of the Seller incurred in connection with the Business listed in Schedule II hereto. The Purchaser (and its designee) shall not assume, shall have no responsibility with respect to, and shall be indemnified, by the Seller against any liabilities or obligations of the Seller or the
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                                                                               3


Business, except for the Assumed Liabilities set forth in Schedule II hereto. The Seller shall remain liable for, and shall pay when due, any and all obligations and liabilities of the Seller and the Business other than the Assumed Liabilities.

                    (iii) It is specifically understood and agreed that the Assumed Liabilities shall not include (a) liabilities of the Seller or the Business for expenses incurred or accrued, at any time, in connection with the transactions contemplated by this Agreement or in any other connection not in the ordinary course of business, (b) liabilities of the Seller or the Business for federal, state and municipal income, sales, franchise and other taxes, including any interest, penalties and assessments thereon, and (c) liabilities of the Seller or the Business arising out of or relating to any governmental or private payor claims, returns, invoices, cost reports, late filings or billing practices which relate to any period prior to the date of Closing. Neither the Purchaser nor any designee of the Purchaser assuming the Assumed Liabilities shall assume any liabilities of the Seller or the Business in connection with any understanding or agreement, whether written or oral, with respect to any retirement plan, including, but not limited to, any profit sharing, 401(k) or defined benefit plan (as defined in Section 414(j) of the Internal Revenue Code of 1986, as amended (the "Code").

                  D. Contingent Payments. Each of the Seller and the Purchaser acknowledges and agrees that since the Business has a short operating history, the full value of the Business on the date of the Closing is difficult to ascertain with any degree of certainty on the date of Closing. Accordingly, the parties to this Agreement agree that it is appropriate to provide for the Contingent Payments set forth in this Section I(D) to reflect more accurately the full value of the Business on the date of Closing. Subject to the conditions set forth herein and in Schedule III hereto, within thirty (30) days after May 31, 1997 and, May 31, 1998, the Purchaser shall deliver to the Seller, the Contingent Payments, if any, payable with respect to the twelve-month periods ending May 31, 1997 and May 31, 1998, respectively. The amount of the Contingent Payments payable to the Seller with respect to each such twelve-month period (each, a "Contingent Period") (i) shall be based upon the achievement by the Contingent Payment Business (as hereinafter defined) of targeted "net operating revenues" (as hereinafter defined) during such Contingent Period and (ii) shall be determined in accordance with the provisions hereof and Schedule III hereto. Each of the Contingent Payments, if earned, shall be made by delivery to
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                                                                               4


the Seller of bank checks payable to the order of the Seller in such amounts of cash as is determined in accordance with Schedule III hereto.

                  E. Computation of Net Operating Revenues. The Purchaser shall, within thirty (30) days after the end of each Contingent Period, compute the amount of the net operating revenues of the Contingent Payment Business for such Contingent Period. The amount so computed shall be the net operating revenues for purposes of determining whether or not Contingent Payments shall be due and payable. Notwithstanding the determination of net operating revenues for any applicable period by the Purchaser, the Seller shall receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such net operating revenues have the right to review all work papers relating to the determination of net operating revenues. For purposes of this Agreement, (i) "net operating revenues" of the Contingent Payment Business shall mean gross charges billed for all services provided by the Contingent Payment Business, including capitation revenues pursuant to prepaid dental plans (or, in the event that all or substantially all of the assets and business of the Contingent Payment Business, shall have been transferred to another entity or entities, the allocable portion of the gross charges of such other entity or entities attributable to the Contingent Payment Business) during the applicable Contingent Period less any necessary adjustments to reflect patient refunds and amounts which are determined to be uncollectible at the time of billing (contractual allowances) or in the future (billing errors) as determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices.

                  For purposes of Sections I(D) and I(E) hereof and Schedule III hereto, the term "Contingent Payment Business" shall mean the operations, services and activities of the Business as operated by the Purchaser (or its designee) combined with the operations of any related professional corporation managed by the Purchaser (or its designee) as such operations relate to the Business.

                  F. Allocation. The Purchase Price (including the Assumed Liabilities) shall be allocated as set forth in Schedule IV hereto. The parties hereto agree that the allocation of the Purchase Price is intended to comply with the allocation method required by Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of
Section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of
Section 1060 of the Code. Neither the Purchaser nor the Seller will take or permit any affiliated person to take, for federal, state or local income tax purposes, any position inconsistent with the allocation set forth in Schedule IV hereto, or, if applicable, such adjusted allocation. Each of the Purchaser and the Seller agrees that each of them shall attach to its tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with allocations set forth in Schedule IV hereto.

                  G. Assignment. The parties hereto agree that the Purchaser may designate one or more direct or indirect wholly owned subsidiaries of the Purchaser to acquire the Assets and to assume the Assumed Liabilities; provided, however, that the Purchaser's payment obligations hereunder shall not be affected by any such designations by the Purchaser.


                                   SECTION II

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                          AND AGREEMENTS OF THE SELLER

                  The Seller hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date hereof and as of the date of the Closing, that:

                  A. Organization and Qualification. The Seller is duly organized, validly existing and in good standing under the laws of the State of Florida, is duly qualified to do business in the Commonwealth of Pennsylvania, and has full corporate power and authority to own its properties and to conduct the Business. The Seller has full power, authority and legal right and all necessary approvals, permits, licenses and authorizations to own its properties and to conduct the Business and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a material adverse effect on the business, financial condition, operations or prospects of the Business taken as a whole (a "Material Adverse Effect"). The copies of the certificate of incorporation and by-laws of the Seller which have been delivered to the Purchaser are complete and correct.

                  B. Authority. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its covenants and agreements hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally or by general principles of equity.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Seller or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Seller is a party or by which the Seller or any of the Assets is bound, except where such violation, conflict, breach, default, termination, or lien creation would not have a Material Adverse Effect. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the operation of the Business by the Purchaser (or its designee) subsequent to the Closing, except for required consents, if any, to assignment of contracts, leases and other agreements as set forth in Exhibit B.

                  D. Financial Statements; No Undisclosed Liabilities. The Seller has delivered to the Purchaser the balance sheets of the Business as of December 31, 1995 and December 31, 1994, and the income statements for the six-month period ended March 31, 1997, the nine-month period ended September 30, 1996, and the twelve-month period ended December 31, 1995 and December 31, 1994, which financial statements (collectively, the "Financial Statements") were internally prepared. The Financial Statements are true and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The Financial Statements fully and fairly present the financial condition of the Business as at the dates thereof and the results of the operations of the Business for the periods indicated. Except to the extent set forth in or provided for in the Financial Statements or as identified in Exhibit B, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Seller, with respect to the Business, has no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. The Seller is not aware of any material omissions in the Financial Statements. A true and correct copy of the Financial Statements is attached hereto as Exhibit C.

                  E. Absence of Certain Changes. Except as set forth in Exhibit B, subsequent to March 31, 1997, there has not been any (i) adverse or prospective adverse change in the condition of the Business, financial or otherwise, or in the results of the operations of the Seller, in connection with the Business which has or could reasonably be expected to result in a Material Adverse Effect; (ii) damage or destruction (whether or not insured) affecting the properties or business operations of the Seller, in connection with the Business, or the Assets; (iii) labor dispute or, to the best of the knowledge of the Seller, threatened labor dispute involving any of the employees of the Business, or any resignations, or to the best of the knowledge of the Seller, threatened resignations of dentists, orthodontists, or other professional employees, or notice that dentists, orthodontists, or other professional employees intend to take leaves of absence, with or without pay; (iv) actual or, to the best of the knowledge of the Seller, threatened disputes pertaining to the Business with any major accounts or referral sources of the Business, or actual or, to the best of the knowledge of the Seller, threatened loss of business from any of the major accounts or referral sources of the Business, except where such disputes or losses would not have a Material Adverse Effect;
(v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Business; or (vi) other event or condition, known to the Seller or which in the exercise of reasonable diligence should be known to the Seller, not disclosed in this Agreement pertaining to and adversely affecting the Assets or the Business.

                  F. No Dividends, Loans, Etc. Except as set forth in Exhibit B, subsequent to March 31, 1997, the Seller has not, except in the normal course of business, paid or discharged any outstanding indebtedness. Subsequent to March 31, 1997, the Seller, in connection with the Business, has paid all normal and recurring installments (i) of bank indebtedness, (ii) under leases and contractual obligations and (iii) of other amounts due and payable to any persons. Subsequent to March 31, 1997, the Seller has not, in the conduct of the Business, incurred any bank indebtedness, entered into any leases, loan agreements or contracts, obligations or arrangements for the payment of money or property to any person, or permitted any liens or encumbrances to attach to any of its assets.

                  G. Real Property Owned or Leased. A list and brief description of all real property owned by or leased to or by the Seller in connection with the Business or in which the Sellers in the conduct of the Business, has any interest is set forth in Exhibit B. All such leased real property is held subject to written leases or other agreements (a description of which, including the expiration date of all leases, is set forth in Exhibit B) which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Seller in the conduct of the Business, except for such defaults, if any, which would not have a Material Adverse Effect. The Seller has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease referred to in Exhibit B, except where the failure to have good and valid title would not have a Material Adverse Effect. The Seller has not received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

                  H. Title to Assets; Condition of Property. The Seller has good and valid title to the Assets owned by it (in the case of owned real property and the improvements thereon, good and marketable title in fee simple) including, without limitation, the properties and assets reflected in the Financial Statements (except for assets leased under leases set forth in Exhibit B, inventory and other assets sold or retired and accounts receivable collected upon, since March 31, 1997 in the ordinary course of business consistent with past practices), free and clear of all liens, charges, encumbrances, security interests or claims whatsoever, except as set forth in Exhibit B. The Seller has the right, power and authority to sell and transfer the Assets owned by it to the Purchaser (or its designee), and upon such transfer the Purchaser (or its designee) will acquire good and marketable title to the Assets, free and clear of all liens, charges, encumbrances, security interests or claims whatsoever, except as set forth in Exhibit B. The properties and assets of the Seller include all properties and assets used in the operations of the Business as currently conducted. All such properties and assets of the Seller are in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Seller. None of such properties or assets is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit B. None of such properties or assets (including the Assets) (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which could reasonably be expected to have a Material Adverse Effect or is likely to be material to the operation of the Business.

                  I. Taxes. The Seller has filed or caused to be filed on a timely basis, all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by the Seller in connection with the Business except for those Tax Returns required to be filed for the taxable year ending December 31, 1996 for which the Seller has timely filed an extension request. All Tax Returns filed by the Seller on behalf of the Business are true, complete and correct in all material respects. The Seller has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments

(collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Seller in connection with the Business. Since March 31, 1997, the Seller in connection with the Business has not incurred any tax liability other than in the ordinary course of business. Except as set forth in Exhibit B, no Tax Return of the Seller in connection with the Business has ever been audited. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement being set forth on Exhibit B hereto), no written inquiries or notices have been received by the Seller in connection with the Business from any taxing authority with respect to possible claims for Taxes and the Seller knows of no reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Seller in connection with the Business has not agreed to the extension of the statute of limitations with respect to any Tax Return or tax period. The Seller has delivered to the Purchaser copies of the federal and state income or franchise or other type of Tax Returns filed by the Seller in connection with the Business for the past three years and for all other past periods as to which the appropriate statute of limitations has not lapsed.

                  J. Permits; Compliance with Applicable Law.

                    (i) General. The Seller is not in default under any, and has complied with all, statutes, including the Americans with Disabilities Act, ordinances, regulations, orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or the Assets as to which a default or failure to comply might have a Material Adverse Effect on the Business or the Assets. The Seller has no knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. The Seller has not received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                    (ii) Permits. Set forth in Exhibit B is a complete and accurate list of all permits, licenses, approvals, franchises and authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits"), held by the Seller in connection with the Business. The Permits set forth in Exhibit B are all the Permits required for the conduct of the Business. All the Permits set forth in Exhibit B are in full force and effect, and the Seller has not engaged in any activity which would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the best of the knowledge of the Seller, threatened. There are no existing defaults or events of default or events or state of facts which with notice or lapse of time or both would constitute a material default by the Seller under any such Permit. The Seller has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any party in the performance of any obligation to be performed or paid by any party under any Permit set forth in Exhibit B. Except as set forth in Exhibit B, the consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits set forth in Exhibit B or require the consent of any person.

                    (iii) Environmental. (a) To the best of the knowledge of the Seller, the Seller in connection with the Business, has duly complied with, and the real estate owned by it or subject to the leases listed in Exhibit B and the improvements thereon, and all other real estate leased by the Seller in connection with the Business, and the improvements thereon (all such owned or leased real estate hereinafter referred to collectively as the "Premises") are in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder, except where the failure to so comply would not have a Material Adverse Effect.

                          (b) To the best of the knowledge of the Seller, the
Seller in connection with the Business has been issued, and will maintain until the date of the Closing, all required federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder, as hazardous or potentially hazardous), or (vi) other environmental, health and safety matters.

                          (c) The Seller has not received any notice of, and
knows of no facts which might constitute violations of, any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Premises owned, leased or occupied by the Seller in connection with the Business. The Seller is not in violation of any rights-of-way or restrictions affecting any of the Premises or any rights appurtenant thereto.

                    (iv) Medicare, Medicaid and CHAMPUS. The Business has had no net revenues from the Medicare, Medicaid and CHAMPUS programs during the calendar years 1994, 1995, 1996, and the first four (4) months of 1997.

                  K. Licenses. The Seller does not produce or distribute any product nor does it perform any service under a proprietary license granted by another entity and it has not licensed its rights in any current or planned products, designs or services to any other entities. The Seller has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Business (the "Computer Software"). A list of all written licenses pertaining to the Computer Software is set forth in Exhibit B (the "Licenses"). The Seller does not have any knowledge that any of the Licenses may not be valid or enforceable by the Seller or that the use of the Computer Software or any of the Licenses may infringe upon or conflict with the rights of any third party. The Seller has not granted any licenses to use the Computer Software or any sub-licenses with respect to any of the Licenses.

                  L. Inventories. The inventories and equipment of the Seller in connection with the Business are in all material respects merchantable and fully usable in the ordinary course of business.

                  M. Contractual and Other Obligations. Set forth in Exhibit B is a list and brief description of all (i) contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Seller in connection with the Business is a party or by which the Seller in connection with the Business is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of the Seller in connection with the Business pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Seller in connection with the Business is in excess of $7,500; and (iii) material contingent obligations and liabilities of the Seller in connection with the Business (all of the foregoing being hereinafter referred to as the "Contracts.") The Seller is not in material default in the performance of any covenant or condition under any Contract and no claim of such a default has been made and, to the best of the knowledge of the Seller, no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract, except where such default would not have a Material Adverse Effect. The Seller is not a party to any Contract which would terminate or be adversely affected by the consummation of the transactions contemplated by this Agreement. The Seller in connection with the Business is not a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

                  N. Compensation. Set forth in Exhibit D attached hereto is a list of all written or oral agreements between the Business and each person employed by or independently contracting with the Business with regard to compensation, whether individually or collectively, and set forth in Exhibit D is a list of all employees or independent contractors of the Business entitled to receive annual compensation in excess of $35,000 and their respective positions, job categories and salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Business. The Business has not informed any employee or independent contractor providing services to the Business that such person will receive any increase in compensation or benefits or any ownership interest in the Business.

                  O. Employee Benefit Plans. Except as set forth in Exhibit E attached hereto, neither the Seller nor its parent corporation (the "Parent") maintains or sponsors, nor are they required to make contributions to, any pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. All pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees of the Business participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all requirements of the Department of Labor (the "DOL") and the Internal Revenue Service, and with all other applicable law, and neither the Seller nor the Parent has taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Seller or the Purchaser. Each "fiduciary" (within the meaning of Section 3(21)(A) of ERISA) as to each Benefit Plan has complied in all respects with the requirements of ERISA and all other applicable laws in respect of each such Benefit Plan. The Seller has furnished to the Purchaser copies or accurate summaries of all Benefit Plans and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service with respect to such Benefit Plans for a period of three years prior to the date hereof. Such financial statements, actuarial reports and annual reports and returns are true and correct in all respects, and none of the actuarial assumptions underlying such documents have changed since the respective dates thereof. In addition:

                    (i) Each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code;

                    (ii) Neither the Seller nor the Parent maintains, sponsors or contributes to (nor are required to contribute to) and has never withdrawn from, maintained, sponsored or contributed to (nor has ever been required to contribute to) a "defined benefit plan" (within the meaning of Section 3(35) of ERISA), or a "multiemployer plan" (within the meaning of Section 3(37) of ERISA);

                  (iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in the withdrawal (partially or totally within the meaning of ERISA) from any Benefit Plan, or in any withdrawal or other liability of any nature to the Seller, the Parent or the Purchaser under any Benefit Plan;

                   (iv) No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any Benefit Plan;

                    (v) No provision of any Benefit Plan or of any agreement, and no act or omission of the Seller or the Parent in any way limits, impairs, modifies or otherwise affects the right of the Seller or the Parent to amend any Benefit Plan, subject to the requirements of applicable law;

                   (vi) There are no contributions which are or hereafter will be required to have been made to trusts on behalf of the employees of the Business in connection with any Benefit Plan that would constitute a "defined contribution plan" (within the meaning of Section 3(34) of ERISA);

                  (vii) Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto) pending with respect to any Benefit Plan, or any circumstances which might give rise to any such action, suit or claim (including claims for income Taxes, interest, penalties, fines or excise Taxes with respect thereto);

                 (viii) All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency have been so filed; and

                   (ix) Neither the Seller nor the Parent has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or
Section 601 of ERISA. The Seller and the Parent has complied with the notice and continuation requirements of Section 4980B of the Code and Section 601 of ERISA and the regulations thereunder.

                  The Seller agrees that it will or cause the Parent to, as of the Closing, fully vest all employees of the Business who become employees of the Purchaser as a result of the transactions contemplated herein in their account balances under the Plan.

                  P. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of the Business, or with respect to the terms and conditions of employment, wages and hours, which violations would have, either individually or in the aggregate, a Material Adverse Effect. The Business is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best of the knowledge of the Seller, threatened against the Business or before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other federal, state, local or other governmental authority. There is no strike, picketing, slowdown or work stoppage or organizational attempt pending or, to the best of the knowledge of the Seller, threatened against or involving the Business. No issue with respect to union representation is pending or, to the best of the knowledge of the Seller, threatened with respect to the employees of the Business. No union or collective bargaining unit or other labor organization has ever been certified or recognized by Business as the representative of any of the employees of the Business.

                  Q. Increases in Compensation or Benefits. Except as set forth in Exhibit D, subsequent to March 31, 1997, there have been no increases in the compensation payable or to become payable to any of the employees involved in the Business and there have been no payments or provisions for any awards, bonuses, stock options, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit E; provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to any employees earning in excess of $20,000 per annum. All commissions heretofore earned and all bonuses heretofore granted to employees involved in the Business have been paid in full to such employees. The vacation policy of the Business is set forth in Exhibit
E. Except as
set forth in Exhibit D, no employee involved in the Business is entitled to vacation time in excess of three weeks during the current calendar year and no employee involved in the Business has any accrued vacation or sick time with respect to any prior period.

                  R. Insurance. The Seller maintains insurance policies covering all of its assets and properties and the various occurrences which may arise in connection with the operation of the Business. Such policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid in full. The Seller has complied in all respects with all the provisions of such policies. A complete list of the insurance policies maintained by the Seller with regard to the Business is set forth in Exhibit B. There are no notices of any pending or, to the best of the knowledge of the Seller, threatened termination or premium increases with respect to any of such policies. The Seller has not had any material casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and the Seller is not aware of any occurrence which may give rise to any claim of any kind not covered by insurance. To the best of the knowledge of the Seller, no third party has filed any claim against the Seller for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All claims against or involving the Business covered by insurance have been reported to the insurance carrier on a timely basis.

                  S. Conduct of Business. The Seller is not restricted from conducting the Business in any location by agreement or court decree.

                  T. Allowances. The Seller has no obligation to make allowances to any of its customers or patients, except allowances which are consistent with its past practices.

                  U. Patents, Trademarks, etc. Set forth in Exhibit F attached hereto is a list and brief description of all of the patents, registered and common law trademarks, service marks, tradenames, copyrights, licenses and other similar rights of the Seller in connection with the Business and applications for each of the foregoing. The Seller owns all right, title and interest in and to all such proprietary rights. To the best of the knowledge of the Seller, the proprietary rights listed are all such rights necessary to the conduct of the Business as currently conducted by the Seller; no adverse claims have been made and no dispute has arisen with respect to any of the said proprietary rights;

and the operations of the Business and the use by the Seller of such proprietary rights do not involve infringement or claimed infringement of any patent, trademark, service mark, tradename, copyright, license or similar right.

                  V. Power of Attorney. The Seller in connection with the Business has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation for any purpose whatsoever.

                  W. Use of Names. All names under which the Business is currently conducted are listed in Exhibit F. Except for Century Dental Center I, P.C. and Century Dental Center II, P.C., there are no other persons or businesses conducting businesses similar to those of the Seller in the Commonwealth of Pennsylvania having the right to use or using any of the names set forth in Exhibit F or any variants of such names; and no other person or business has ever attempted to restrain the Seller from using such names or any variants thereof.

                  X. Accounts Payable, Indebtedness, Etc. The accounts and notes payable and accrued expenses reflected in the Financial Statements, and the accounts and notes payable and accrued expenses incurred by the Seller in connection with the Business subsequent to the date of the Financial Statements, are in all respects valid claims that arose in the ordinary course of business. Since March 31, 1997, the accounts and notes payable, accrued expenses and debt of the Seller in connection with the Business have been paid in a manner consistent with past practice.

                  Y. No Foreign Person. The Seller is not a foreign person within the meaning of Section 1445(b)(2) of the Code.

                  Z. Licensure, etc. Each individual employed or contracted with by the Seller in connection with the Business to provide professional services is licensed to provide such services and is otherwise in compliance with all federal, state and local laws, rules and regulations relating to such professional licensure. Each individual now or formerly employed or contracted with by the Seller in connection with the Business to provide professional services was duly licensed to provide such services during all periods prior to the Closing when such employee or independent contractor provided such services on behalf of the Seller. The Seller in connection with the Business is in compliance with all relevant state laws and precedents relating to the corporate practice of the learned or licensed professions, and there are no material claims, disputes, actions, suits, proceedings or investigations currently pending, or, to the best of the knowledge of the Seller, threatened or filed or commenced against or affecting the Business or any such licensed professional providing services to the Seller on the date of the Closing relating to such laws and precedents, and no such material claim, dispute, action, suit, proceeding or investigation has been filed or commenced during the five-year period preceding the date of this Agreement, and the Seller is not aware of any basis for such a valid claim. To the best of the knowledge of the Seller, the acquisition of the Assets by the Purchaser (or its designee) as contemplated by this Agreement will not affect the ability of the Purchaser to operate the Business as heretofore operated in compliance with all applicable laws provided that the Purchaser complies with all applicable laws regarding the corporate practice of dentistry.

                  AA. Books and Records. The books and records of the Business are in all material respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Business set forth in the Financial Statements. All of such books and records, including true and complete copies of all material written Contracts, have been made available for inspection by the Purchaser and its representatives.

                  BB. Litigation; Disputes. Except as set forth in Exhibit B, there are no claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of the Seller, threatened against or affecting the Business or the Assets. Except as set forth in Exhibit B, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best of the knowledge of the Seller, threatened during the five-year period preceding the date of this Agreement. There is no basis for any such claim, dispute, action, suit, investigation or proceeding. The Seller has no knowledge of any default under any such action, suit or proceeding. The Seller in the conduct of the Business is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

                  CC. Location of Seller and Assets. Set forth in Exhibit B is each location (specifying state, county and city) where the Seller in connection with the Business, (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including inventory, equipment and furniture.

                  DD. Bank Accounts. Set forth in Exhibit G attached hereto is a list of all bank accounts maintained in the name of the Seller in connection with the Business, and a brief description of the persons having power to sign with respect to each such account.

                  EE. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Seller set forth herein, in the exhibits hereto or in any document delivered by the Seller to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.


                                   SECTION III

                   REPRESENTATIONS, WARRANTIES, COVENANTS AND
                           AGREEMENTS OF THE PURCHASER

                  The Purchaser hereby represents and warrants to, and covenants and agrees with, the Seller, as of the date hereof and as of the date of the Closing, that:

                  A. Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to purchase the Assets.

                  B. Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms.

                  C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of its assets is bound.


                                   SECTION IV

                           ADDITIONAL COVENANTS OF THE
                            SELLER AND THE PURCHASER

                  A. Correspondence, Etc. The Seller covenants and agrees that, subsequent to the Closing, it will deliver to the Purchaser, promptly after the receipt thereof, all inquiries, correspondence and other materials received by it from any person or entity relating to the Business.

                  B. Books and Records. Each of the Purchaser and the Seller covenants and agrees that, subsequent to the Closing, it shall give the other party reasonable access to the historical financial books and records and patient files of the Business (subject to applicable laws regarding confidentiality of such patient files), to the extent such books and records and files are not included in the Assets, for a period of five years from the date of the Closing. Each of the Purchaser and the Seller shall retain all such books and records and files in substantially their condition at the time of the Closing. None of such books and records and files shall be destroyed without the prior written approval of the other party or without first offering such books and records and files to the other party.

                  C. Discharge of Obligations. The Seller covenants and agrees, subsequent to the Closing, to pay promptly and to otherwise fulfill and discharge all obligations and liabilities of the Seller in connection with the Business which are not Assumed Liabilities hereunder when due and payable and otherwise prior to the time at which any of such obligations or liabilities could in any way result in or give rise to a claim against the Assets, the Business or the Purchaser, result in the imposition of any lien, charge or encumbrance on any of the Assets, or adversely affect the Purchaser's title to or use of any of the Assets including, without limitation, any and all sales, use, transfer, corporate, payroll and/or business and mercantile taxes, penalties and interest owned to the Commonwealth of Pennsylvania and/or Marple Township, and processing fees required by that certain Real Property Lease (the "Lease") listed under "Real Property" in Exhibit B hereto for the facility located at 400 South State Road, Springfield, Pennsylvania, (the "Facility") in connection with the Assignment of Lease to be entered into between the Purchaser and the Seller on the date of the Closing for the Facility (the "Assignment of Lease").

                  D. Delivery of Funds. Subsequent to the Closing, the Seller shall deliver on a daily basis any funds and any checks except for those checks which relate to pre-closing receivables (as hereinafter defined), notes, drafts and other instruments for the payment of money, duly endorsed to the Purchaser, received by the Seller comprising payment of any amounts due from customers of the Business or others for services rendered by the Business, including pursuant to any provider agreements constituting part of the Assets.

                  E. Collection of Accounts Receivable. The Purchaser covenants and agrees to act as collection agent on behalf of the Seller with respect to the accounts receivable of the Business which were outstanding on the date of the Closing (the "pre-closing receivables") and the Purchaser further covenants and agrees to use its reasonable best efforts to collect such pre-closing receivables for a reasonable period of time not to exceed one (1) year from the date hereof or such shorter time upon the mutual agreement of the Seller and the Purchaser.

                  The Seller covenants and agrees to pay to the Purchaser a fee equal to ten percent (10%) of the pre-closing receivables collected by the Purchaser to compensate the Purchaser for the services rendered with respect to the collection of the pre-closing receivables by the Purchaser.

                  F. Post-Closing Third Party Consents. In the event that any third party consents which the Seller is required to obtain (including consent to the Assignment of Lease) are not obtained prior to Closing and the Closing nonetheless occurs, the Seller hereby covenants to use such party's best efforts to obtain such consents within 30 days following the Closing.

                  G. Pass Through of Rights and Obligations. In the event that the Seller is unable to obtain the necessary consents set forth in Exhibit B hereto prior to the Closing and the Closing nevertheless occurs, the Seller agrees that until such time as such consents are obtained or in the event the Seller is unable to obtain such consents, the Seller shall pass through to the Purchaser the benefits and the obligations arising under the agreements listed under "Real Property", "Contracts" and "Provider Source Contracts" in Exhibit B hereto as if such agreements were assigned to the Purchaser (or its designee) pursuant to this Agreement. The Purchaser agrees that such pass through of rights and obligations shall satisfy all obligations of the Seller to obtain the necessary consents set forth in Exhibit B.

                  H. Assignment of Lease. The Purchaser covenants and agrees that within ten (10) business days of receiving written notice from Marple XYZ Associates (the "Landlord") that the Landlord consents to the Assignment of Lease, the Purchaser shall pay to the Seller (i) $7,542 in immediately available funds, which amount shall represent the security deposit under the Lease, less fifteen percent (15%), and (ii) the Purchaser's pro rata share (from the date of the Closing) of the rental payment under the Lease for the month of May, 1997. In the event that the Landlord's consent is not granted on or before May 31, 1997, the Purchaser may elect to pay to the Seller the rental payment for the month of June, and, in such event, the Seller covenants and agrees to timely pay to the Landlord the monthly rental payment for the month of June. In the event that the Landlord does not consent to the Assignment of Lease, each of the Purchaser and the Seller covenants and agrees that the Purchaser (or its designee) and the Seller shall enter into a sublease for the Facility.

                                    SECTION V

                                     CLOSING

                  A. Time and Place of Closing. The closing of the purchase and sale of the Assets as set forth herein (the "Closing") shall be held on May 20, 1997 at such location or in such manner as is mutually agreed upon by the parties.

                  B. Delivery of Assets. Delivery of the Assets shall be made by the Seller to the Purchaser (or its designee) at the Closing by delivering such deeds, bills of sale, assignments and other instruments of conveyance and transfer, and such powers of attorney, as shall be effective to vest in the Purchaser (or its designee) title to or other interest in, and the right to full custody and control of, the Assets, free and clear of all liens, charges, encumbrances and security interests whatsoever.

                  C. Tax Matters. All transfer, documentary, stamp, registration, value added, sales, use and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by the Seller when due, and the Seller will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes and fees.

                  D. Assumption of Liabilities. At the Closing, the Purchaser (or its designee) shall deliver to the Seller such instruments as shall be sufficient to effect the assumption by the Purchaser (or its designee) of the Assumed Liabilities.

                  E. Contracts and Books. At the Closing, the Seller shall make available to the Purchaser the Contracts and the books and records of the Business constituting a part of the Assets.

                  F. Additional Steps. At the Closing, the Seller shall take all steps required to put the Purchaser (or its designee) in actual possession and control of the Assets.


                                   SECTION VI

                 CONDITIONS TO THE SELLER'S OBLIGATIONS TO CLOSE

                  The obligations of the Seller to sell the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing are subject to the following conditions precedent, any or all of which may be waived by the Seller in its sole discretion, and each of which the Purchaser hereby agrees to use its best efforts to satisfy at or prior to the Closing:

                  A. No Litigation. No action, suit or proceeding against the Seller or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  B. Representations and Warranties. The representations and warranties made by the Purchaser herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and on the date of the Closing, the Purchaser shall deliver to the Seller a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Purchaser on or before the date of the Closing shall have been duly complied with and performed in all respects, and, on the date of the Closing, the Purchaser shall deliver to the Seller a certificate dated the date of the Closing to such effect.

                  C. Other Certificates. The Seller shall have received such additional certificates, instruments and other documents, in form and substance satisfactory to it and its counsel, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  D. Employment Agreement and Modification Agreement. The Purchaser (or its designee) and Jonathan Nash ("Nash") shall have entered into an employment agreement in the form of Exhibit H attached hereto (the "Employment Agreement") and a consent to assignment and modification agreement in the form of Exhibit H-2 attached hereto (the "Modification Agreement").

                  E. Assumption of Liabilities. The Seller shall have received evidence, in form and substance satisfactory to it and its counsel, of the assumption of the Assumed Liabilities listed in Schedule II hereto.

                                   SECTION VII

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE

                  The obligation of the Purchaser to purchase the Assets and otherwise consummate the transactions contemplated by this Agreement at the Closing is subject to the following conditions precedent, any or all of which may be waived by the Purchaser in its sole discretion, and each of which the Seller hereby agree to use its best efforts to satisfy at or prior to the
Closing:

                  A. Opinion of Counsel. The Purchaser shall have received an opinion of Brooks & Cahill, Attorneys at Law, counsel for the Seller, delivered to the Purchaser pursuant to the instructions of the Seller, dated the date of the Closing, in form and substance satisfactory to the Purchaser and its counsel, Messrs. Haythe & Curley, to the effect that:

                    (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to do business in the Commonwealth of Pennsylvania. The Seller has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged.

                    (ii) This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally or by general principles of equity.

                    (iii) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the articles of incorporation or by-laws of the Seller. To the knowledge of such counsel, based solely upon a representation from the Seller, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated thereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement (related to the Business) to which the Seller is a party or by which the Seller or the Assets (as such term is defined in the Agreement) is bound.

                    (iv) The deeds, bills of sale, assignments and other instruments of transfer of ownership delivered by the Seller have been duly executed and delivered and are valid and binding in accordance with their terms. To the knowledge of such counsel, based solely upon a representation of the Seller, the deeds, bills of sale, assignments and other instruments of transfer of ownership delivered by the Seller are sufficient to convey to the Purchaser (or its designee) all the right, title and interest of the Seller in and to the Assets, free and clear of any liens, charges, security interest or claims whatsoever except for those liens set forth in Exhibit B.

                    (v) To the knowledge of such counsel, based solely upon representation of the Seller there are no claims, disputes, actions, suits or proceedings pending or threatened against the Seller with regard to the Business or the Assets.

                  B. No Litigation. No action, suit or proceeding against the Seller or the Purchaser relating to the consummation of any of the transactions contemplated by this Agreement nor any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

                  C. Representations and Warranties. The representations and warranties made by the Seller herein shall be correct as of the date of the Closing in all respects with the same force and effect as though such representations and warranties had been made as of the date of the Closing, and on the date of the Closing, the Seller shall deliver to the Purchaser a certificate dated the date of the Closing to such effect. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the date of the Closing shall have been duly complied with and performed in all respects, and on the date of the Closing, the Seller shall deliver to the Purchaser a certificate dated the date of the Closing to such effect.

                  D. Other Certificates. The Purchaser shall have received such other certificates, instruments and other documents, in form and substance satisfactory to the Purchaser and counsel for the Purchaser, as it shall have reasonably requested in connection with the transactions contemplated hereby.

                  E. Sale of All the Assets. All of the Assets of the Business, with the exception of the Excluded Assets, shall be sold to the Purchaser (or its designee) at the Closing.

                  F. Third Party Consents. The Purchaser shall have received all necessary consents of third parties under the contracts, agreements, leases and other instruments of the Business, which consents shall not provide for the acceleration of any liabilities or any other detriment to the Purchaser or the Business.

                  G. Malpractice Insurance. The Seller shall present evidence satisfactory to the Purchaser that each professional employed by the Business shall have malpractice insurance in such amounts as are necessary and customary for such professionals.

                  H. Employment Agreement and Modification Agreement. The Purchaser (or its designee) and Nash shall have entered into the Employment Agreement and Modification Agreement.

                  I. Governmental Licenses and Permits. The Purchaser (and its designee) have obtained all required authorizations, permits and licenses required for it to operate the Business.

                  J. Assignment of Lease. The Purchaser (or its designee) and the Seller shall have entered into the Assignment of Lease.

                                  SECTION VIII

                                 INDEMNIFICATION

                  A. Indemnification by the Seller. The Seller shall indemnify and hold harmless the Purchaser from and against all losses, claims, taxes, assessments, demands, damages, liabilities, obligations, costs and/or expenses (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser (or its designee) in any action, claim or proceeding (i) between the Purchaser and the Seller or (ii) between the Purchaser and any third party or (iii) otherwise (a) arising out of or relating to the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by the Seller herein or (b) arising out of or relating to any liabilities or obligations of the Seller which are not Assumed Liabilities including, without limitation, any and all sales, use, transfer, corporate, payroll, and/or business and mercantile taxes, penalties, and interest, owed to the Commonwealth of Pennsylvania and/or Marple Township, and any and all fees incurred in connection with the Assignment of Lease. For purposes hereof, "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser (or its designee), including, without limitation, in any action or proceeding between the Purchaser and any third party. In addition to the right of the Purchaser to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages that the Purchaser is entitled to indemnification thereof against any Contingent Payments. In the event that the Purchaser exercises its right under this Section VIII(A) to set off the amount of any of the Purchaser's Damages against any Contingent Payment and the Seller disputes the validity of the Purchaser's Damages, the Purchaser agrees to place such disputed amount in an escrow account to be held by Haythe & Curley until the dispute is resolved pursuant to the terms of this Section VIII(A) and Section XI(F) hereof. Any amounts set off by the Purchaser which are later awarded to the Seller in accordance with Section XI(F) hereof shall accrue interest at a rate of 8% per annum from the time of any such set off and shall include reasonable fees and disbursements of counsel incurred by the Seller.

                  B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Seller from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses (hereinafter referred to collectively as the "Seller's Damages"; the Seller's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Seller's Counsel Expenses (as hereinafter defined) sustained or incurred by the Seller in any action or proceeding between (i) the Seller and the Purchaser or (ii) the Seller and any third party or (iii) otherwise (a) by reason of the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein, or (b) arising out of or relating to any liabilities or obligations which are Assumed Liabilities. For purposes hereof, "Seller's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Seller, including, without limitation, in any action or proceeding between the Seller and the Purchaser or in any action or proceeding between the Seller and a third party.

                  C. Procedure for Indemnification. In the event that any party hereto shall incur (or anticipates that it may incur in the case of third party claims) any Damages in respect of which indemnity may be sought by such party pursuant to this Section VIII, the party indemnified hereunder (the "Indemnitee") shall notify the party or parties providing indemnification (the "Indemnitor") promptly; in the case of third party claims, such notice shall in any event be given within thirty (30) days of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within ten (10) days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim at its own expense. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate. In the event that a dispute arises concerning the obligation of the Indemnitor to assume the defense of a claim, or a dispute arises concerning a claim hereunder which does not involve a third party claim, or in the event that there is any other dispute relating to indemnification, the parties shall submit any such dispute to arbitration pursuant to Section XI(F) hereof; provided, however, that the parties agree to negotiate in good faith for a period of at least sixty (60) days prior to initiating arbitration to resolve any dispute. If it shall be finally determined that the Indemnitor failed to assume the defense of any claim for which the Indemnitor is liable to the Indemnitee for Damages, then the expense of defending the claim shall be borne by the Indemnitor. Payment of the Damages shall be made within ten (10) days of a final determination of a claim.

                  A final determination of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, it there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the Indemnitor that he or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a claim as shall be acceptable to the parties.


                                   SECTION IX

                               BROKERS AND FINDERS

                  A. The Seller's Obligations. The Purchaser shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Seller in connection with this Agreement and the transactions contemplated hereby and the Seller hereby agrees to indemnify and save the Purchaser (or its designee) harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

                  B. The Purchaser's Obligations. The Seller shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby and the Purchaser agrees to indemnify and save the Seller harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.


                                    SECTION X

                                TRANSFER OF NAME

                  At the Closing, the Seller shall deliver to the Purchaser a written consent duly executed by the Seller evidencing its consent to the use by the Purchaser and any subsidiaries, affiliated companies or assigns of the Purchaser of the name "Century Dental" and all variants thereof.


                                   SECTION XI

                                  MISCELLANEOUS


                  A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

                     (1)      If to the Seller:

                              c/o Princeton Dental Management Corp.
                              7421 West 100 Place
                              Bridgeview, Illinois  60455
                              Attention:  Chief Financial Officer
                              Telecopy No.:   (708) 430-8031
                              Telephone No.:  (708) 974-4000

                              with a copy to:

                              Brooks & Cahill, Attorneys at Law
                              208 S. LaSalle #1855
                              Chicago, Illinois  60604
                              Attention:  Kevin Cahill, Esq.
                              Telecopy No.:   (312) 641-6116
                              Telephone No.:  (312) 641-6105

                     (3)      If to the Purchaser:

                              1018 West Ninth Avenue
                              King of Prussia, Pennsylvania  19406
                              Attention:  Joseph Frank
                              Telecopy No.:  (610) 992-3392
                              Telephone No.: (610) 992-3319

                              with a copy to:

                              Haythe & Curley
                              237 Park Avenue
                              New York, New York  10017
                              Attention:  Robert A. Ouimette, Esq.
                              Telecopy No.:  (212) 682-0200
                              Telephone No.: (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and five business days after the date of mailing, if mailed.

                  B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, for a period of two (2) years from the date of the Closing; except (a) for covenants and agreements to be performed subsequent to the Closing and (b) that nothing in the foregoing shall be deemed to diminish any Indemnitor's indemnification obligations to an Indemnitee respecting (i) claims for Damages made prior to the date which is two (2) years after the date of the Closing or (ii) claims for Damages based on breaches of Sections II(I) or II(J) and common law fraud, which shall survive for the duration of the applicable statutes of limitations periods governing third party claims made with respect to such liabilities.

                  C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

                  E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

                  F. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall, be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Chicago, Illinois.

                  G. Regulatory Matters. The Seller agrees that if as a result of a regulatory change or for any other reason, the Purchaser shall determine that it is necessary or desirable to restructure the manner in which the Business is conducted or the manner in which services are provided, the Seller shall, upon 30 days' prior written notice of the Purchaser, assist the Purchaser to take promptly all necessary steps (as set forth in such notice) to carry out such restructuring. The expenses related to such restructuring shall be borne by the Purchaser.

                  H. Invalidity. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by such court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  I. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Seller and the Purchaser, respectively.

                  J. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the Commonwealth of Pennsylvania.

                  K. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                *       *       *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                                       PRINCETON MEDICAL MANAGEMENT
                                         NORTHEAST, INC.


                                        By____________________________
                                          Name:
                                          Title:

                                        VALLEY FORGE DENTAL
                                          ASSOCIATES, INC.


                                        By____________________________
                                          Name:
                                          Title:

                                                                      Schedule I

                                EXCLUDED ASSETS

1. Accounts Receivable of the Business outstanding on or prior to the date of Closing.

2.       Cash.

                                                                     Schedule II


                            LIABILITIES TO BE ASSUMED


1. Acquisition Promissory Note dated March 31, 1993 payable to Cendent Associates Limited Partnership in the current outstanding amount of $91,089.38.

2. Real Property Lease dated November 7, 1991, between Marple XYZ Associates and Century Dental Centers I, P.C., as amended by Letter Agreement dated March 24, 1993, by and among Marple XYZ Associates, Century Dental Center I, P.C. and Princeton Medical Management Northeast, Inc. and as assigned to Princeton Medical Management Northeast, Inc. on March 31, 1993.

3. Independent Contractor Agreement originally dated March 31, 1993, and as amended July 1, 1993 and December 2, 1994 and as extended on December 7, 1995 and as amended May 19, 1997 by and between Princeton Medical Management Northeast, Inc., Century Dental Center I, P.C. and Jonathan Nash, D.D.S.

4. Independent Contractor Agreement by and between Dr. Edward B. Basner and Century Dental Center, P.C.

5. Independent Contractor Agreement by and between Richard P. Kaufman, D.M.D. and Century Dental Center, P.C.

6.       Provider Source Contracts listed in Exhibit B, number 11.

                                                                    Schedule III


                               CONTINGENT PAYMENTS

                  The Target 100% net operating revenues and Contingent Payments are as follows:

  (1)             Contingent Period Ending May 31, 1997:

                  Target 100% net operating
                           revenues                                 $500,000

                  Target 100% Contingent Payments                   $ 90,000

  (2)             Contingent Period Ending May 31, 1998:

                  Target 100% net operating
                           revenues                                 $550,000

                  Target 100% Contingent Payments                   $ 50,000


                  The aggregate amount of the Contingent Payments payable to the Seller shall be determined by multiplying the Target 100% Contingent Payments for the applicable Contingent Period by the Contingent Multiplier (as hereinafter defined) for such Contingent Period.

                  The "Contingent Multiplier" shall be equal to the lesser of
(i) 100%, and (ii) a fraction, expressed as a percentage, the numerator of which shall be the net operating revenues of the Company for the applicable Contingent Period calculated in accordance with Sections I(D) and (E) and the denominator of which shall be the "Target 100% net operating revenues" set forth above for such Contingent Period.

                  Notwithstanding anything else in this Agreement to the contrary, the Purchaser shall have no obligation to make the Contingent Payments provided for in Section I(D) with respect to any Contingent Period if the net operating revenues of the Company are less than 90% of the Contingent Target 100% therefor for any such Contingent Period. The maximum Contingent Payments for any Contingent Period shall be 100% of the Target 100% Contingent Payments for such Contingent Period.

                                                                     Schedule IV

                          ALLOCATION OF PURCHASE PRICE


         The Purchase Price shall be allocated to the Assets in accordance with the following:

         1.       to fixed assets at their fair market value;

         2.       to accounts receivable at their net collectible value;

         3.       to cash in an amount equal to the aggregate amount thereof;
                  and

         4.       remainder to goodwill.

                                                                       EXHIBIT B



                            CERTAIN CONSENTS, LIENS,
                      CONTRACTS, PERMITS AND OTHER MATTERS


1.       Required Consents.

         All Contracts or Leases marked with an asterisk in Sections (2) and (5) require a prior written consent for assignment.


2.       Real Property.

         (a)      Owned:

         (b)      Leased:

                  (1)   Lessor:       Marple XYZ Associates
                        Lessee:       Century Dental Centers I,
                                      P.C., assigned to Princeton
                                      Medical Management Northeast,
                                      Inc. by Letter Agreement dated
                                      March 24, 1993
                        Date:         November 7, 1991, as amended
                                      March 24, 1993
                        Term:         10 Years plus options
                        Premises:     400 South State Road,
                                      Springfield, PA
                        Square Feet:  2820
                        Rental
                          (Annual):

         Year                 Base             Operating                 Total
         ----                 ----             ---------                 -----
         1992               $59,246              $4,005                 $63,431

      1993-1994             $54,990              $4,005                 $58,995

      1995-1997             $62,040              $4,005                 $66,045

      1998-2001             $64,155                TBD                     TBD


                            Assignment:   Not assignable without prior written
                                          consent of lessor, which may not be
                                          unreasonably withheld or delayed. Sale
                                          of 51% of the value of the assets of
                                          lessee is deemed an assignment.
                                          Options are not assignable. Request
                                          for approval of assignment requires
                                          $500 processing fee except first
                                          request does not.

3.       Liens.


==================================================================================================================
        Debtor                   Secured                   Collateral            Date filed No./Jurisdiction
                                  Party
------------------------------------------------------------------------------------------------------------------
Century Dental Centers I,     First Executive Bank       Blanket lien on assets    Date filed:   1/6/92
P.C.                                                                               File No.:     92-51
                                                                                   Jurisdiction: Delaware
                                                                                                     County, PA
                                                                                   Continuation
                                                                                     filed:      8/16/96
                                                                                   File No.:     96-202001
------------------------------------------------------------------------------------------------------------------
Century Dental Centers,       First Executive Bank       Oral Scan Computer        Date filed:   6/16/92
P.C.                                                     Imaging System            File No.:     92-1465
                                                                                   Continuation
                                                                                     filed:      8/16/96
                                                                                   File No.:     96-202002
------------------------------------------------------------------------------------------------------------------
Jonathan David Nash           United States              All property and rights         Federal Tax Liens
Century Dental Centers
                                                                                   (1)  Lien No.:    403521
                                                                                          Lien Date: 12/18/92
                                                                                          Amount:    $100,723.84

                                                                                   (2)  Lien No.:    403522
                                                                                          Lien Date: 12/18/92
                                                                                          Amount:    $5,622.63

                                                                                   (3)  Lien No.:    404354
                                                                                          Lien Date: 7/22/93
                                                                                          Amount:    $5,819.48

                                                                                   (4)  Lien No.:    404817
                                                                                          Lien Date: 1/11/94
                                                                                          Amount:    $42,675.48

                                                                                   (5)  Lien No.:    404818
                                                                                          Lien Date: 1/11/94
                                                                                          Amount:    $84,362.65

------------------------------------------------------------------------------------------------------------------
Princeton Medical             Century Dental Center I,   Blanket lien on assets    Date filed:   4/6/93
Management Northeast,           P.C.                                               File No.:     93-708
Inc.                          Cendent Associates                                   Jurisdiction: Delaware
                                Limited Partnership                                                  County, PA
------------------------------------------------------------------------------------------------------------------
Princeton Medical             Century Dental Center I,   Blanket lien on assets    Date filed:   4/6/93
Management Northeast,           P.C.                                               File No.:     21811616
Inc.                                                                               Jurisdiction: State of Delaware
==================================================================================================================

4.       Litigation.

              (a)     Dr. Jonathan D. Nash d/b/a Century Dental
                      Centers I & II v. United States
                      Case No.:  93-CV-5877
                      Filed:     11/5/93, E.D.P.A.
                      Status: Judgment in favor of United States in
                                 the amount of $250,000 entered
                                 7/11/96

              (b)     Century Dental Centers Inc. v. Bell Telephone
                      PA
                      Case No.:  91-018028
                      Filed:     11/27/91, Delaware Common Pleas
                                 Court, PA
                      Status: Award of arbitrators entered in favor of
                                 Bell Telephone in the amount of
                                 $7,000 on counterclaim.  Order to
                                 satisfy award filed 5/7/93.

              (c)     Century Dental Centers v. Kirstin Horan
                      Case No.:  95-050061
                      Filed:     1/9/95, Delaware Common Pleas
                                 Court, PA
                      Status: Release executed by Kirstin Horan on
                                 June 20, 1996


5.  Contracts.

              (a)     Independent Contractor Agreement by and between Dr. Edward
                      B. Basner and Century Dental Centers for an open-ended term with 180 days written notice required for termination.

              (b) Independent Contractor Agreement by and between Century Dental Centers, P.C. and Richard P. Kaufman, D.M.D. effective August 2, 1995 for one year term; automatically renewed for successive one year periods, unless terminated upon 30 days written notice.

              (c) Independent Contractor Agreement originally dated March 31, 1993, and as amended July 1, 1993 and December 2, 1994 and as extended on December 7, 1995 and May 15, 1997 by and between Princeton Medical Management Northeast, Inc., Century Dental Center I, P.C. and Jonathan Nash, D.D.S. Not assignable by

                      Century without Princeton's prior written approval. Princeton may assign its interest to a purchaser of the dental practice without Century's prior written consent.

              (d) Security Agreement and Collateral Assignment of Lease dated as of March 31, 1993 by and between Princeton Medical Management Northeast, Century Dental Centers I, P.C. and Cendent Associates Limited Partnership

              (e) Guaranty dated as of March 31, 1993 by and between Princeton Dental Management Corporation and Century Dental Centers I, P.C., Cendent Associates Limited Partnership, and Jonathan Nash

              (f) Revolving Sales Agreement dated December 29, 1995 by and between Norwest Financial CDC and Century Dental Center

6.  Loans.


7.  Insurance.


Insured                    Carrier                        Coverage             Policy No.
-------                    -------                        --------             ----------
Century Dental Centers     State Workmen's Insurance      Workers'             03611065
                           Fund                           Compensation



Princeton Medical          St. Paul Fire & Marine         Professional         FK06402164/
Management Northeast       Insurance Company              Office/              FK06401861
                                                          Commercial
                                                          General
                                                          Liability


8.  Vehicles.



9.  Promissory Notes

              (a)     Note payable to Century Dental Centers I, P.C.

     (b)  Note payable to Cendent Associates Limited Partnership

10.  Computer Software Matters


11.  Provider Source Contracts

     1. Between Insurance Dentists of America and Jonathan Nash, and between IDOA and Barry Gillespie, approved November 22, 1994. Either party has right to terminate for any reason upon 60 days written notice to the other. Either party may terminate for cause upon 15 days prior written notice. Agreement may not be assigned by Dentist without prior written consent of IDOA.

     2. Between The Guardian and Jonathan Nash, approved November 23, 1994, and between The Guardian and Barry Gillespie, approved January 5, 1995. One year term from the date contract was signed. Renewed automatically for subsequent 12 month periods unless terminated by either party. Either party may terminate for cause if violation of the Agreement is not remedied within 30 days. Either party may terminate without cause by giving written notice to the other party at least 30 days prior to date of termination. Dentist may not assign without the prior written consent of The Guardian.

     3. Between Prudential Dental Network and Century Dental Center (Edward Basner and Barry Gillespie as participating providers) effective January 3, 1994. May be terminated without cause by either party by giving 30 days written notice.

     4. United Concordia Site Application completed by Jonathan Nash and Provider Credential Applications completed by Barry Gillespie, Edward Basner, Richard Kaufman.

     5. Primary Dentist Agreement between U.S. Healthcare, Dental Plan, Inc. ("Dental Plan") and Richard Kaufman. May be terminated by either party by written notice given at least 90 days in advance of such termination. May not be assigned without the written consent of Dental Plan.

     6. Specialist Dental Agreement between U.S. Healthcare Dental Plans, Inc. ("Dental Plans") and Dr. Gillespie effective July 26, 1994. Continues in effect unless terminated by either party upon 90 days written notice. May not be assigned without the written consent of Dental Plans.

     7. Primary Dentist Agreement plus addendum between Health Maintenance Organization of Pennsylvania, Inc. ("HMO") and Dr. Edward B. Basner. May be terminated by either party by written notice given at least 90 days in advance of such termination. May not be assigned without the written consent of HMO.

     8. Primary Dentist Agreement between U.S. Healthcare, Dental Plan, Inc. ("Dental Plan") and Dr. Edward B. Basner. May be terminated by either party by written notice given at least 90 days in advance of such termination. May not be assigned without the written consent of Dental Plan.

     9. Primary Dentist Agreement plus Addendum between Health Maintenance Organization of Pennsylvania, Inc. ("HMO") and Dr. Jonathan Nash. May be terminated by either party by written notice given at least 90 days in advance of such termination. May not be assigned without the written consent of HMO.

     10. Primary Dentist Agreement between U.S. Healthcare, Dental Plan, Inc. ("Dental Plan") and Dr. Jonathan Nash. May be terminated by either party by written notice given at least 90 days in advance of such termination. May not be assigned without the written consent of Dental Plan.

     11. Primary Dentist Agreement plus addendum between Health Maintenance Organization of Pennsylvania, Inc. and Dr. Richard Kaufman. May be terminated by either party by written notice given at least 90 days in advance of such termination. May not be assigned without the written consent of HMO.

     12. Independent Dentist Listing Agreement dated December 2, 1994 between Dental Directory Services, Inc. ("DDS") and Jonathan Nash. May be terminated by either party upon not less than 60 days prior written notice. May not be assigned without prior written consent of DDS.

     13. Independent Dentist Listing Agreement dated December 2, 1994 between Dental Directory Services, Inc. ("DDS") and Barry Gillespie. May be terminated by either party upon not less than 60 days prior written notice. May not be assigned without prior written consent of DDS.

     14. Independent Dentist Listing Agreement dated December 2, 1994 between Dental Directory Services, Inc. ("DDS") and Edward B. Basner. May be terminated by either party upon not less than 60 days prior written notice. May not be assigned without prior written consent of DDS.

     15. Provider Agreement between Countrywide Dental Program and Jonathan Nash. In effect for 1 year and then automatically renewed subject to cancellation by either party without cause upon 60 days written notice. May not be assigned without prior written consent.

     16. Dental Care Agreement dated October 12, 1995 between the Carpenters' Benefit Fund Dental Plan and Edward B. Basner. Withdrawal from the Agreement must be made in writing within 30 days notice.

     17. Dental Care Agreement dated October 12, 1995 between the Carpenters' Benefit Fund Dental Plan and Jonathan Nash. Withdrawal from the Agreement must be made in writing within 30 days notice of termination.

     18. Dental Care Agreement dated September 13, 1994 between Dr. David G. Parker, Dr. Joel Clyman, Dr. Jonathan Nash, and Dr. Edward Basner and the Carpenters Health and Welfare Fund. Withdrawal from the Agreement must be made in writing within 30 days notice of termination.

     19. Agreement and Amendment dated September 6, 1994 between Blue Cross and Blue Shield of New Jersey, Inc. and Dr. Edward Basner. May be cancelled by giving 30 days notice.

     20. Agreement and Amendment dated September 6, 1994 between Blue Cross and Blue Shield of New Jersey, Inc. and Jonathan Nash. May be cancelled by giving 30 days notice.

     21. Agreement and Amendment dated September 6, 1994 between Blue Cross and Blue Shield of New Jersey, Inc. and Barry Gillespie.

12.  Business Locations.

     (a)  400 South State Road
          Springfield, PA

                                                                       EXHIBIT C

                              FINANCIAL STATEMENTS

                                  See attached.

                                                                       EXHIBIT D

                       CERTAIN EMPLOYEES OF THE BUSINESS



1. Employees and Independent Contractors of the Business earning in excess of $35,000 per year:

                                                                     Annual Salary/
    Employee Name             Employee Type      Date of Hire         Compensation
Jonathan Nash, D.D.S.            Dentist             6/96          30% of collections
                                                                   plus $18,000
                                                                   Quality Control
                                                                   Services plus 20%
                                                                   of quarterly
                                                                   operating profits
                                                                   up to $30,000 and
                                                                   25% of quarterly
                                                                   operating profits
                                                                   greater than
                                                                   $30,000*

Richard P. Kaufman, D.M.D.       Dentist            8/9/95         20% of Net
                                                                   Production

Edward B. Basner, D.D.S.         Dentist           7/18/89         20% of Gross
                                                                   Production or

                                                                     Annual Salary/
    Employee Name             Employee Type      Date of Hire         Compensation
                                                                   $25/hour which ever
                                                                   is greater

Dr. James Robbins             Oral Surgeon                         40% of Net
                                                                   Production

Dr. Ed Gillespie              Periodontist          4/1/93         60% of TMJ
                                                                   production
                                                                   50% of periodontal
                                                                   net production

*Bonus is disputed by the Seller


2.   Increases in compensation since March 31, 1997:

              See attached.

3.   Agreements between the Business and employees.

              None.

4. Employees entitled to more than three weeks vacation during the current calendar year:

              See attached.

5.   Bonuses granted to employees which have not yet been paid in full:

              None.

6.   Terminated Employees:

              None.

                                                                       EXHIBIT E


                             EMPLOYEE BENEFIT PLANS


1. Princeton Dental Management Corporation 401(K) Plan (Plan #001) (effective 7/1/94)

2.   Princeton Dental Management Corporation Employee Benefit Plan (Group Health
     Plan)

                                                                       EXHIBIT F



                          INTELLECTUAL PROPERTY RIGHTS


1.   The name "Century Dental".

                                                                       EXHIBIT G



                                  BANK ACCOUNTS


                                                                            Persons with
      Bank              Account No.         Type of Account             Signature Authority
      ----              -----------         ---------------             -------------------
PNC Bank               86-1017-9833        Business Checking          Jonathan Nash, D.D.S.,
                                                                       Beverly Militello and
                                                                            Ray Hlavacs

Mellon Bank NA           2-136-844         Business Checking

First of America       43-3006234-2        Business Checking          Jonathan Nash, D.D.S.,
                                                                          Patricia Scharff
                                                                           and Ray Hlavacs